Exhibit 99.1

H Michael Cohen Joins Masimo’s Board of Directors
Irvine, California - August 2, 2018 - Masimo (NASDAQ: MASI), a global medical technology developer and manufacturer of innovative noninvasive patient monitoring technologies, announced today that H Michael Cohen, former Vice Chairman of Healthcare Investment Banking at Deutsche Bank Securities, has been elected to Masimo’s Board of Directors.
Mr. Cohen has almost 30 years of experience in the healthcare industry. Over the past 19 years, he has held various roles at Deutsche Bank, including Global Head, Healthcare Investment Banking and most recently Vice Chairman, Healthcare Investment Banking. Prior to joining Deutsche Bank, Mr. Cohen worked at SG Cowen, Union Bank of Switzerland, and Booz Allen Hamilton. Mr. Cohen began his career in healthcare at Hambrecht & Quist, where he was a member of the equity research team covering biotechnology, medical device and diagnostic companies. He received his B.A. in Economics from the University of Vermont and his M.B.A. from Columbia University.
Joe Kiani, Founder, Chairman and CEO of Masimo, said, “We’re thrilled to welcome Michael to our Board of Directors. With his vast experience in healthcare investment banking and deep understanding of the medical technology industry and the complexities of global healthcare, he’ll be an excellent addition. We look forward to benefiting from his expertise and insight as Masimo continues to grow.”
“I’m honored to join Masimo’s Board,” said Mr. Cohen. “It’s been a privilege to observe Masimo grow from its humble beginning in 1989 into the global leader in noninvasive monitoring it has become today, and I’m excited to help shape the next stage of its journey while driving long-term value for Masimo and its shareholders.”

@MasimoInnovates | #Masimo
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About Masimo
Masimo (NASDAQ: MASI) is a global leader in innovative noninvasive monitoring technologies. Our mission is to improve patient outcomes and reduce the cost of care. In 1995, the company debuted Masimo SET® Measure-through Motion and Low Perfusion™pulse oximetry, which has been shown in multiple studies to significantly reduce false alarms and accurately monitor for true alarms. Masimo SET® has also been shown to help clinicians reduce severe retinopathy of prematurity in neonates, improve CCHD screening in newborns, and, when used for continuous monitoring with Masimo Patient SafetyNet2 in post-surgical wards, reduce rapid response activations and costs. Masimo SET® is estimated to be used on more than 100 million patients in leading hospitals and other healthcare settings around the world, and is the primary pulse oximetry at 17 of the top 20 hospitals listed in the 2017-18 U.S. News and World Report Best Hospitals Honor Roll. In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), Pleth Variability Index (PVi®) and more recently, Oxygen Reserve Index (ORi™)1, in addition to SpO2, pulse rate, and perfusion index (Pi). In 2014, Masimo introduced Root®, an intuitive patient monitoring and connectivity platform with the Masimo Open Connect™ (MOC-9™) interface enabling other companies to augment Root with new features and measurement capabilities. Masimo is also taking an active leadership role in mHealth with products such as the Radius-7™ wearable patient monitoriSpO2® pulse oximeter for smartphones, and the MightySat™ fingertip pulse oximeter. Additional information about Masimo and its products may be found at www.masimo.com.
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[1]	ORi has not received FDA 510(k) clearance and is not available for sale in the United States.

[2]	The use of the trademark Patient SafetyNet is under license from University HealthSystem Consortium.

Forward-Looking Statements
This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations about future events affecting us and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond our control and could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements as a result of various risk factors, including, but not limited to: risks related to our assumptions regarding the repeatability of clinical results; risks related to our belief that Masimo’s unique noninvasive measurement technologies contribute to positive clinical outcomes and patient safety; risks related to our belief that Masimo noninvasive medical breakthroughs provide cost-effective solutions and unique advantages; as well as other factors discussed in the “Risk Factors” section of our most recent reports filed with the Securities and Exchange Commission (“SEC”), which may be obtained for free at the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. We do not undertake any obligation to update, amend or clarify these statements or the “Risk Factors” contained in our most recent reports filed with the SEC, whether as a result of new information, future events or otherwise, except as may be required under the applicable securities laws.

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Investor Contact: Eli Kammerman	Media Contact: Evan Lamb
(949) 297-7077	(949) 396-3376
ekammerman@masimo.com	elamb@masimo.com